ARTICLES OF ASSOCIATION

of

Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.

Chapter I General Provisions

Article 1 In order to safeguard the legitimate rights and interests of the company, shareholders and creditors, and regulate the organization and conduct of the company, these Articles of Association are hereby formulated pursuant to the Company Law of the People’s Republic of China (hereinafter referred to as the “Company Law”), the “Shenzhen Special Economic Zone Commercial Registration Rules” (hereinafter referred to as “Registration Rules”) and related laws, regulations and regulatory documents.

Article 2 All activities of the Company (hereinafter referred to as the Company) shall abide by the laws and regulations of the state and the Shenzhen Special Economic Zone, and be protected by the laws and regulations.

Article 3 The Company was registered with the Shenzhen Municipal Market Supervision Administration Bureau.

Name: Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.

Address: Room 201, Building A, No. 1, Qianwan Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (Enter Shenzhen Qianhai Business Secretarial Co., Ltd.)

Article 4 Business scope of the Company Engaged in factoring (non-bank financing) and related consulting services; guarantee business (excluding financing guarantee and other restricted items); supply chain management; financial management consulting, economic information consulting, investment consulting, business management consulting (all of which exclude restricted items); domestic trade (excluding commodities under exclusive rights, special government control and the monopolized commodities); import and export business. (The items prohibited by the laws, or administrative regulations and the state council may be operated only after the permission is obtained)

The Company shall engage in business activities within the business scope approved for registration.

Article 5 The Company can invest abroad and set up branches and offices according to the business need.

Article 6 The operating period of the Company is sustainable operation from the registration date.

Chapter II shareholders

Article 7 The Company has 1 shareholder. The name (company name) and residence are listed as follows:

Company Name: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Uniform code of social credit: 911101053182983370

Address: Room 1501-13-14, Unit 1, Building 1, 1 East Third Ring Road (middle), Chaoyang District, Beijing

Article 8 The shareholders shall have the following rights:

(1) Enjoy the right to elect and to be elected as the Company’s executive director and supervisor;

(2) Supervise the business activities and daily management of the Company;

(3) Have the right to inspect the Articles of Association, recode of the shareholders’ resolution and the financial and accounting reports of the Company and make suggestions and questions regarding the operation of the Company;

(4) When the Company infringes on his/her legitimate rights and interests, it shall have the right to make a request to a people’s court with jurisdiction to correct its act; in case of economic loss, he/she may require compensation.

Article 9 The shareholders shall have the following obligations:

(1) Pay the subscribed capital contribution in accordance with the regulations;

(2) Be responsible for the Company with their capital contribution as the limit.

(3) Shall not withdraw the capital contributions after the registration of the Company;

(4) Abide by the Articles of Association of the Company and keep the secrets of the Company;

(5) Support the Company’s operation and management, put forward rationalization proposals, and promote the Company’s business development.

Article 10 After the establishment of the company, capital contribution certificate which specifies the following items:

(1) Company name:

(2) Date of establishment

(3) Registered capital of the Company

(4) Name of shareholder, amount of contribution paid and date of contribution;

(5) Contribution certificate number and the date of issuance.

The Capital Contribution Certificate shall be sealed by the Company.

Article 11 The Company shall set up a register of shareholders and record the following matters:

(1) Name and domicile of the shareholder;

(2) The amount and ratio of capital contribution:

(3) No. of investment certificate

Chapter III Registered Capital

Article 12 The Company executes the capital subscription system; the registered capital is RMB 100 million, and the paid-in registered capital is RMB 0. The amount and ratio of capital contribution made by the shareholders are as follows:

Name of shareholder	Investment amount	Proportion in contribution
Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.	100 million yuan	100%

Article 13 The shareholders shall pay their respective amounts of capital subscribed specified in the Articles of Association in full within the prescribed time limit.

Article 14 If a shareholder makes the contribution in currency, the amount shall be deposited in the account of the Company.

Article 15 In case of the contribution made by shareholder in non-monetary assets, the property right shall be transferred before the establishment of the Company.

Article 16 A shareholder may transfer the capital in accordance with the law.

Chapter IV Functions and Powers of Shareholders

Article 17 The Company is a limited liability company with 1 shareholder, which does not set the board of shareholders.

Article 18 The shareholder shall exercise the functions and powers stated below:

(1) Determining the company’s operational guidelines and investment plans;

(2) Electing and changing the executive directors and supervisors assumed by non-representatives of the employees, and determining the matters concerning their remuneration;

(3) Audit to approve the report from the executive director;

(4) Audit and approve the supervisor’s report;

(5) Reviewing and approving the annual financial budget plans and final account plans of the company;

(6) Reviewing and approving the profit distribution plans and loss recovery plans of the company;

(7) Making resolutions on the increase or decrease of the company’s registered capital;

(8) Making resolutions on the issuance of corporate bonds;

(9) Making resolutions relating to merger, division, dissolution, liquidation of the company or change of corporate form;

(10) Formulate and amend the Articles of Association of the company;

(11) Other rights prescribed in the Articles of Association.

When the shareholders make the above decision, they shall adopt the written form and the decision signed by shareholders is filed with the company for the record.

Article 19 Shareholders who cannot prove that the company’s property is independent of their own property shall assume joint and several liability of the company’s debts.

Article V Executive director

Article 20 The Company does not set the Board of Directors, and set one Executive Director to execute the rights of the Board of Directors.

Article 21 The Executive Director shall be delegated by the shareholders, who shall have a 3-year term of office.

Article 22 The executive director may be re-elected upon the expiry of term of office.

Article 23 The Executive Director is responsible for the shareholder by exercising the following functions and powers:

(1) Convening shareholders’ meeting and reporting on the status of work thereto.

(2) Implementing resolutions of the shareholders;

(3) Determining the company’s business and investment plans;

(4) Working out the company’s annual financial budget plans and final account plans;

(5) Working out the company’s profit distribution plans and loss recovery plans;

(6) Draft plans for increase or decrease of the registered capital and on the issue of corporate bond;

(7) Draft plans for merger, division, change of corporate form or dissolution of the company.

(8) Determine the establishment of the Company’s internal management structure;

(9) Determine to appoint or dismiss the company manager and their remuneration, and in accordance with the nomination by the manager, decide to appoint or dismiss the company’s deputy manager, chief financial officer and their remuneration;

(10) Formulating the basic management system;

(11) Other rights prescribed in the Articles of Association.

Article 24 The Executive Director shall submit the decision made in accordance with the Articles of Association to shareholders in writing.

Chapter VI Business management office

Article 25 The Company set up a business management organization; the business management organization has a manager, and sets up a number of management departments according to the Company’s situation.

The manager of the Company’s business management organization shall be appointed or dismissed by the Executive Director, who shall have a three-year term of office. The manager shall be responsible for the executive director, and he shall exercise the following rights:

(1) Preside the company’s production, operating and management work, organize to implement the executive director’s decision.

(2) Organizing the execution of the company’s annual business plans and investment plans;

(3) Drafting plans on the establishment of the internal management organs of the company;

(4) Drafting the company’s basic management system;

(5) Formulating the rules and regulations of the Company.

(6) To propose the appointment or dismissal of the Company’s vice general manager and Financial Principal;

(7) Deciding on the hiring or dismissing of the persons-in-charge other than those who shall be decided by the executive director;

(8) Other rights granted by the AOA and executive director.

Article 26 The executive director, supervisor and senior management shall abide by the laws, administrative rules, regulations and the Articles of Association., assuming faithful duty and assiduous obligation to the company.

The executive director, supervisor and senior management shall not abuse its power to accept bribery or other illegal income, not encroach the assets of the company.

Article 27 The executive director and senior management shall not have the following behavior:

(1) Embezzle the company’s asset;

(2) Open the account to save the company’s asset in personal name or other personal name;

(3) Acting against the provisions hereof to borrow the company’s fund to others or provide guarantee to others by using the company’s assets without the approval of the shareholder or the executive director;

(4) Acting against the provisions hereof to accord contract with the company or undertake transaction without the approval of the shareholder;

(5) Abusing its power to seek business opportunity for himself(herself) that shall have been attributed to the company, to operate independently or jointly with others the same kind of business as that of the company without the approval of the shareholder;

(6) Accept the commission between others and the company as own;

(7) Disclose the company’s secrets without permission;

(8) Other behaviors violating the company’s faithful obligation. The income got by executive director and senior manager from violating above articles shall be owned by the company.

Article 28 The executive director, supervisor and senior management shall bear the compensation liability if violating the laws, administrative regulations or the provisions in the company’s constitutions, and causing the loss for the company when executing the company’s position.

Chapter VII Supervisor

Article 29 There shall be one supervisor in the company without setting up the board of supervisors. The Supervisor shall be appointed by the shareholders.

The executive director and senior management shall not be the supervisor at the same time.

Article 30 The term of office of a supervisor shall be three years. A supervisor, if reelected by shareholders upon expiration of his term of office, may serve consecutive terms.

If the re-election is not conducted timely at the expiration of the term of supervisor, the original supervisor shall perform the duty according to the laws, administrative regulations and the constitutions before the re-elected supervisor assumes.

Article 30 The supervisor exercises the following rights:

(1) Inspecting the company’s finance;

(2) Supervising the acts of executive director, senior management in time of performing their duty, raising opinions suggesting the removal of director and senior management who violates laws, administrative rules, Articles of Association or the decision made by the shareholders.

(3) Requiring the executive director or senior management to rectify their conduct when any of their actions damage the interests of the Company;

(4) Submitting proposals to shareholders;

(5) Suing the executive directors and top management personnel in accordance with Article 152 of the Company law;

(6) Other rights prescribed in the Articles of Association.

Article 32 Conducting investigation upon the abnormal situations in the company; employ certified public accountant which shall be born by the company.

Article 33 The company shall bear the necessary expenses for the exercise of its functions and powers.

Chapter VIII Legal representative

Article 34 The executive director shall be the legal representative of the company and he shall be appointed by the shareholders.

Article 35 The legal representative shall have a three-year term of office.

Chapter IX Financial Accounting

Article 36 The company shall establish the finance and accounting system according to the laws, administrative regulations and the provisions in the Finance Department of State Council.

Article 37 The company shall compile the finance accounting report at every fiscal year, and audit according to the accounting firm legally. The Financial Report shall be prepared according to the laws, administrative regulations and the provisions in the Finance Department of State Council.

Article 38 The Company shall send the accounting report to the shareholders within thirty days from the completion date of the audit of financial statements.

Article 39The company shall extract 10% of the profit to the company’s legal provident fund when distributing the after-tax profit at that year. When the accumulated amount of the company’s statutory reserves is more than 50% of its registered capital, it cannot be withdrawn.

Where the legal reserved fund fails to cover the loss of the previous year, the annual profit of the same year shall, prior to the withdrawal hereof in accordance with the provisions of the preceding paragraph, cover the loss.

After withdrawing the statutory provident fund from the after-tax profits, the company, with the approval of the shareholder, withdraw optional accumulation fund from the after-tax profits. The remaining after-tax profit after making up for the loss and extracting the provident fund shall be distributed according to the shareholder’s paid investment ratio.

Article 40 The company’s provident fund is used to make up for the loss of the company, to expand the company’s production and operation or to increase the company’s capital. However, capital reserve must not be used to make up the company’s losses.

When the statutory reserves are transferred into capital, the remaining reserves shall not be less than 25% of the company’s registered capital before the transfer.

Article 41 The employment and hire of accounting firm bearing the company’s audit business shall be decided by the shareholders’ meeting.

Article 42 Except the statutory accounting books, the Company must not set up separate accounting books.

The company’s assets will not be deposited under any personal accounts.

Chapter X Dissolution and liquidation

Article 43 The merger or division of the Company shall be handled in accordance with the provisions of the state laws and regulations.

Article 44 When the causes of dissolution stipulated in laws and regulations occur, the Company can be dissolved.

Article 45 In the event that the Company is dissolved normally (non-mandatory), the liquidation group shall be established within 15 days from the day when the cause of dissolution occurs to carry out the liquidation. The liquidation group shall consist of shareholders.

Article 46 The Company shall not carry out the business activities unrelated to the liquidation after the liquidation group is established.

Article 47 The liquidation team shall perform the follows duties during its liquidation:

(1) Liquidate the company’s property, and prepare balance sheets and property inventory, respectively;

(2) Notifying to and proclaiming the creditor;

(3) Handling and liquidating the unfinished business of the company;

(4) Clearing off the outstanding taxes and the taxes incurred in the process of liquidation;

(5) Claiming credits and paying off debts;

(6) Disposing the remaining properties after all the debates being paid off;

(7) To participate in civil lawsuits on behalf of the company.

Article 48 The liquidation group shall notify the creditors within ten days from the date of its establishment and announce it in the newspaper within sixty days. The liquidation group shall register the creditor’s claims.

Article 49 The liquidation group shall, after liquidating the company’s property, formulating the balance sheet and the inventory of property, prepare a liquidation plan and report it to the shareholders’ meeting for confirmation.

The remaining asset shall, after having paid the liquidation expense, salary of the staff, social insurance expense and the legal premium, the arrears and liquidated the company’s debt, be distributed proportionally in accordance with the shareholder’s contribution. During the liquidation, a company shall survive but must not commence any operational activity irrelevant to the liquidation. The property of the Company must not be distributed to the shareholders until the settlement in accordance with the provisions of the previous terms.

After the completion of liquidation, the liquidation team shall work out a liquidation report and report to the shareholders for confirmation. It shall be reported to the registration authority of for cancellation the company’s registration and termination at the same time.

Article 51 The member of the liquidation team shall be faithful to their duty and fulfill the liquidation obligation in accordance with the law. Members of a liquidation team shall not take advantage of their functions and powers to accept bribes or other illegal income, or to take illegal possession of the property of the company.

If the members of the liquidation group cause losses to the company or the creditors due to intentional or gross negligence, they shall be liable for compensation.

Chapter XI Supplementary provisions

Article 52 In case of changes in registration items or other major terms of the Articles of Association, the Articles of Association shall be amended.

The procedures for amending the Articles of Association shall conform to the provisions of the Company Law and the Articles of Association.

To amend the Articles of Association, it is only to make the Amendment on the terms to be amended or formulate new articles of association.

Article 53 The Amendment or new Articles of Association passed by the shareholders shall be reported to the company registration authority for record.

Article 54 For any conflict between the Articles of Association and national laws and regulations, the latter shall prevail.

Article 55 The shareholders’ supplementary resolutions on the Articles of Association shall be a part of the Articles of Association and shall be reported to the company registration authority for the record.

Article 56 The interpretation power of the Articles of Association shall be attributable to the shareholders of the Company, and the Articles of Association shall become effective after the Company is approved and registered.

(The End)

(Signature Page)

Signature of shareholder:

Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.(seal)

Date: